UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
(Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934)

Date of Report (Date of earliest event reported) February 22, 2005

SOLECTRON CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

847 Gibraltar Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 957-8500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SECTION 1 – Registrant’s Business and Operations

ITEM 1.01 Entry into a Material Definitive Agreement

1. Board Compensation

On February 23, 2005, the Solectron Board of Directors approved an updated policy for independent, non-employee director compensation based on recommendations from the Executive Compensation and Management Resources Committee (the “Compensation Committee”). The new policy offers a total compensation package that the Board believes is commensurate with other public companies and better aligns director and shareholder interests.

Effective March 1, 2005, each independent, non-employee director will receive an annual retainer of $75,000 and the chairman will receive a retainer of $140,000. Such directors may make a voluntary election to receive one-third of the retainer in fully vested and taxable Solectron common stock. In addition, the audit committee chair will receive $20,000 and audit committee members will receive $10,000; the other committee chairs and committee members will receive $13,500 and $6,500, respectively. The annual equity grants made on December 1st of each year to each independent, non-employee director will remain at 20,000 shares of common stock.

Directors may elect to defer some or all of their cash and Solectron common stock fees under our Executive Deferred Compensation Plan.

2. Acceleration of Stock Options

The Financial Accounting Standards Board recently published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R, which is effective from the first interim period that begins after June 15, 2005, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. Accordingly, Solectron Corporation (“Solectron”) will implement the revised standard in the first quarter of fiscal year 2006. Currently, Solectron accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the statement of operations of the financial statements.

On February 22, 2005, in response to the recently published accounting standard referenced above, the Compensation Committee approved accelerating the vesting of all of the out-of-the-money, unvested stock options, except for options held by independent, non-employee directors. An option was considered out-of-the-money if the stated option exercise price was greater than the closing price, $4.91, of Solectron’s common stock on February 18, 2005, the last trading day before the Compensation Committee approved the acceleration. The accelerated vesting was effective as of February 22, 2005. The following table summarizes the options subject to acceleration:

	Aggregate Number of Shares	Weighted Average Exercise Price
	Issuable Under Accelerated Options	Per Share
Top 5 Executive Officers:
Michael R. Cannon	541,667	$5.09
Craig London	179,815	$5.35
Marc Onetto	216,667	$5.09
Kiran Patel	327,500	$5.33
David Purvis	375,001	$5.63
Other executive officers	844,796	$5.30
All executive officers as a group	2,485,446	$5.29
All other employees	10,773,416	$6.06
Total	13,258,862	$5.92

The decision to accelerate vesting of these options was made primarily to avoid recognizing compensation cost in Solectron’s consolidated statement of operations in future financial statements upon the effectiveness of SFAS 123R. In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, the acceleration may have a positive effect on employee morale and retention.

The future compensation expense that will be avoided, based on Solectron’s implementation date for SFAS 123R of September 1, 2005, is approximately $11 million, $10 million and $5 million in fiscal 2006, 2007 and 2008, respectively.

SECTION 8 – Other Events

ITEM 8.01 Other Events

The Compensation Committee amended Solectron’s 2002 Stock Plan to remove the promissory note payment option for option exercises. The amendment was not material and does not require stockholder approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2005	Solectron Corporation
/s/ Kiran Patel
Kiran Patel
Executive Vice President and Chief Financial Officer